UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Basic Energy Services, Inc.
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Basic Energy Services, Inc.

500 W. Illinois, Suite 100

Midland, Texas 79701

NOTICE OF THE 2012

ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Basic Energy Services, Inc. will be held on Wednesday, May 23, 2012, at 10:00 a.m. local time, at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, for the following purposes:

1. To elect two Class I directors to serve a three-year term;

2. To approve, on an advisory basis, executive compensation;

3. To ratify the appointment of KPMG LLP as our independent auditor for fiscal year 2012; and

4. To transact such other business as may properly come before the meeting, or any adjournment of it.

Stockholders of record at the close of business on April 9, 2012 are entitled to vote at the meeting or any adjournment. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at our offices at 500 W. Illinois, Suite 100, Midland, Texas 79701 during the ten days prior to the meeting. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m., and seating will begin at 9:45 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the Petroleum Club of Midland by calling (432) 682-2557.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to Be Held on May 23, 2012: This notice, the proxy statement for the 2012 Annual Meeting of the Stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.proxydocs.com/BAS.

By Order of the Board of Directors,

Alan Krenek,

Secretary

Midland, Texas

April 20, 2012

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

i

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2012

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors in connection with the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) of Basic Energy Services, Inc., a Delaware corporation (the “Company”), to be held at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701, on Wednesday, May 23, 2012, at 10:00 a.m. local time. Stockholders of record at the close of business on April 9, 2012, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the 2012 Annual Meeting, other than (i) the election of directors, (ii) the approval, on an advisory basis, of executive compensation, and (iii) the ratification of KPMG LLP as the Company’s independent auditor for fiscal year 2012. Unless stockholders specify otherwise in voting instructions to their broker, their shares (i) will not be voted in (a) the election of the nominees listed in this proxy statement or (b) the advisory approval of executive compensation, and (ii) will be voted FOR the ratification of KPMG LLP as the Company’s independent auditor. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

The complete mailing address of the Company’s executive offices is 500 W. Illinois, Suite 100, Midland, Texas 79701. The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to the stockholders of the Company is April 20, 2012.

VOTING PROCEDURES

A majority of the outstanding shares of our common stock present in person or represented by proxy at the 2012 Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining whether a quorum is present at the 2012 Annual Meeting. Broadridge Financial Solutions, Inc. will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The Company will appoint an inspector of elections at the meeting.

The affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of each nominee for director. The affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for (i) approval, on an advisory basis, of executive compensation, (ii) ratification of KPMG LLP as the Company’s independent auditor and (iii) any other matters presented for a vote of stockholders.

Abstentions will not count as votes cast for the election of directors or for any other proposal. As a result, abstentions will have no effect on Proposal 1 and will have the same practical effect as votes against Proposal 2, Proposal 3 and each other proposal presented for a vote at the 2012 Annual Meeting. Brokers do not have discretionary voting authority with respect to the election of directors or executive compensation matters. Accordingly, broker non-votes will not have any effect on Proposal 1 or Proposal 2. Because brokers generally have discretionary authority to vote on the ratification of our independent auditor, broker non-votes are generally not expected to result from the vote on Proposal 3.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

VOTING SECURITIES

On April 9, 2012, the record date, there were outstanding 43,258,808 shares of our common stock held of record by approximately 346 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of our common stock held on the record date. Stockholders do not have cumulative voting rights.

PROPOSAL 1:

ELECTION OF DIRECTORS

Board of Directors.    The Company’s Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Two Class I directors will be elected at the 2012 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2015. Pursuant to Delaware law, in the event of a vacancy on the Board of Directors, a majority of the remaining directors will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, removal, disqualification or other cause created the vacancy and thereafter until the election of a successor director.

Recommendation; Proxies.    The Board of Directors recommends a vote FOR each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although the Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees.    The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

Name	Principal Occupation	Age	Director Since	Class
Sylvester P. Johnson, IV	Mr. Johnson has served as a director of Basic Energy Services since 2001. Mr. Johnson has served as President and Chief Executive Officer and a director of Carrizo Oil & Gas, Inc. since December 1993. Prior to that, he worked for Shell Oil Company for 15 years. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.	56	2001	I

Name	Principal Occupation	Age	Director Since	Class
Steven A. Webster	Mr. Webster has served as a director of Basic Energy Services since 2001. Since July 2005, Mr. Webster has served as Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm he co-founded focused on investments in the energy, healthcare and other industries. From 2000 until June 2005, Mr. Webster served as Chairman of Global Energy Partners, a specialty group within Credit Suisse’s Alternative Capital Division that made investments in energy companies. From 1998 to 1999, Mr. Webster served as Chief Executive Officer and President of R&B Falcon Corporation, and from 1988 to 1998, Mr. Webster served as Chairman and Chief Executive Officer of Falcon Drilling Company, both offshore drilling contractors. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc. and as a director of SEACOR Holdings Inc., Hercules Offshore, Inc., Camden Property Trust, Geokinetics, Inc. and various privately held companies. Mr. Webster previously served as a director of Pinnacle Gas Resources, Inc. until June 2009; Encore Bancshares, Inc. until May 2009; Solitario Exploration & Royalty Corp. until March 2009; Grey Wolf, Inc. until December 2008; Brigham Exploration Company until April 2007; Goodrich Petroleum Corporation until March 2007; Crown Resources Corporation until August 2006; and Seabulk International, Inc. until March 2006. Mr. Webster was the founder and an original shareholder of Falcon, a predecessor to Transocean, Inc., and was a co-founder and original shareholder of Carrizo. Mr. Webster holds a B.S.I.M. from Purdue University, an M.B.A. from Harvard Business School and an honorary doctorate in management from Purdue University.	60	2001	I

Other Directors.    The following table sets forth certain information for the Class II and Class III directors, whose terms will expire at the Annual Meetings of Stockholders in 2013 and 2014, respectively.

Name	Principal Occupation	Age	Director Since	Class
William E. Chiles	Mr. Chiles has served as a director of Basic Energy Services since 2003. Mr. Chiles has served as the Chief Executive Officer and President and a director of Bristow Group Inc. (formerly Offshore Logistics, Inc.), a provider of helicopter transportation services to the worldwide offshore oil and gas industry, since July 2004. Mr. Chiles served as Executive Vice President and Chief Operating Officer of Grey Wolf, Inc. from March 2003 until June 2004. Mr. Chiles served as Vice President of Business Development at ENSCO International Incorporated from August 2002 until March 2003. From August 1997 until its merger into an ENSCO International affiliate in August 2002, Mr. Chiles served as President and Chief Executive Officer of Chiles Offshore Inc. Mr. Chiles has a B.B.A. in Petroleum Land Management from the University of Texas and an M.B.A. in Finance and Accounting with honors from Southern Methodist University.	63	2003	II

Robert F. Fulton	Mr. Fulton has served as a director of Basic Energy Services since 2001. Mr. Fulton served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, from September 2002 through July 2010. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he closed the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and then the merger of R&B Falcon Corporation with Cliffs Drilling Company. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University.	60	2001	II

Name	Principal Occupation	Age	Director Since	Class
Antonio O. Garza, Jr.	Mr. Garza was appointed as a director of Basic Energy Services in 2009. Mr. Garza currently acts as Counsel in the Mexico City office of White & Case, an international practice law firm, and has been a partner with Vianovo, a management and communications consultancy, since June 2009. Prior to joining ViaNovo and White & Case, Mr. Garza served as U.S. Ambassador to Mexico from 2002 through January 2009. In 1998, Mr. Garza was elected to the Texas Railroad Commission and served as Chairman of the Commission from 1999 to 2002. Mr. Garza currently serves as a director of Kansas City Southern, a publicly traded transportation holding company with railroad investments in the United States, Mexico and Panama. Mr. Garza holds a B.B.A. from the University of Texas at Austin and a J.D. from Southern Methodist University School of Law.	52	2009	II

James S. D’Agostino, Jr.	Mr. D’Agostino has served as a director of Basic Energy Services since 2004. Mr. D’Agostino serves as Chairman of the Board and Chief Executive Officer of Encore Bancshares, Inc., a banking, wealth management and insurance services holding company currently listed on the NASDAQ Global Market, and has served as Chairman for its subsidiary, Encore Bank, N.A., since July 2009 after serving as Encore Bank’s Chairman, President and Chief Executive Officer since November 1999. From 1998 to 1999, Mr. D’Agostino served as Vice Chairman and Group Executive, and from 1997 until 1998, he served as President, Member of the Office of Chairman and a director, of American General Corporation. Mr. D’Agostino graduated with an economics degree from Villanova University and a J.D. from Seton Hall University School of Law.	65	2004	III

Kenneth V. Huseman	Mr. Huseman has 33 years of well servicing experience. He has been our President and Chief Executive Officer and a Director since 1999. Prior to joining Basic, he was Chief Operating Officer at Key Energy Services from 1996 to 1999. He was a Divisional Vice President at WellTech, Inc., from 1993 to 1996. From 1978 to 1993, he was employed at Pool Energy Services Co., where he managed operations throughout the United States. Mr. Huseman graduated with a B.B.A. degree in Accounting from Texas Tech University.	59	1999	III

Name	Principal Occupation	Age	Director Since	Class
Thomas P. Moore, Jr.	Mr. Moore has served as a director of Basic Energy Services since 2005. Mr. Moore was a Senior Principal of State Street Global Advisors, the head of Global Fundamental Strategies, and a member of the Senior Management Group from 2001 through July 2005. Mr. Moore retired from this position in July 2005. From 1986 through 2001, he was a Senior Vice President of State Street Research & Management Company and was head of the State Street Research International Equity Team. From 1977 to 1986 he served in positions of increasing responsibility with Petrolane, Inc., including Administrative Vice President (1977-1981), President of Drilling Tools, Inc., an oilfield equipment rental subsidiary (1981-1984), and President of Brinkerhoff-Signal, Inc., an oil well contract drilling subsidiary (1984-1986). Mr. Moore is a Chartered Financial Analyst and holds an M.B.A. degree from Harvard Business School.	73	2005	III

Director Experience, Qualifications, Attributes and Skills.    The following is a brief discussion of the experience, qualifications, attributes or skills that led to the conclusion that the following persons should serve as a director of the Company. Only one of our directors, Mr. Huseman, is an officer of the Company. Mr. Huseman, our Chief Executive Officer, has over 30 years of experience in our industry. The relevant experience, qualifications, attributes and skills of our outside directors include: for Mr. Chiles, oil and gas drilling and other oilfield services; for Mr. D’Agostino, banking, investment management and insurance; for Mr. Fulton, oil and gas drilling; for Mr. Garza, political, regulatory and foreign (Mexico); for Mr. Johnson, oil and gas (including as a Registered Petroleum Engineer); for Mr. Moore, investment management (including as a Chartered Financial Analyst), oilfield service and audit committee financial expertise; and for Mr. Webster, oil and gas, oilfield service and private equity.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Meetings.    During fiscal 2011, the Board of Directors held seven meetings of the full Board and 18 meetings of committees. The Nominating and Corporate Governance Committee held four meetings, the Compensation Committee held five meetings and the Audit Committee held nine meetings during fiscal 2011. In addition, the Company’s independent auditors and management meet with the Audit Committee Chairman prior to the issuance of earnings press releases, and the other members of the Audit Committee are invited to attend these meetings. While the Company does not have a specific policy about director attendance at annual meetings of stockholders, all directors are expected to attend meetings of the Board (and any committees thereof on which they serve) either in person or telephonically unless exigencies prevent them from attending. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings of committees of the Board on which he served (during the periods that he served). Our non-management directors meet at regularly scheduled executive sessions presided over by our Chairman, Mr. Webster. Additionally, our independent directors meet at least once a year without members of management or non-independent directors present. All of our directors attended our 2011 annual meeting of stockholders.

Compensation.    Directors who are our employees do not receive a retainer or fees for service on the Board or any committees. We pay non-employee members of the Board for their service as directors. For 2011, directors who were not employees received an annual fee of $35,000. In addition, the chairman of each committee received the following annual fees: Audit Committee — $15,000; Compensation Committee — $10,000; and Nominating and Corporate Governance Committee — $10,000. Directors who were not employees received a fee of $2,000 for each Board meeting attended whether in person or telephonically. For committee meetings, directors who were not employees received a fee of $2,000 for each committee meeting attended whether in person or telephonically. In addition, each non-employee director has received, upon election to the Board, either (1) a stock option to purchase 37,500 shares of our common stock at the market price on the date of grant, which option vested ratably over three years, or (2) since our 2005 initial public offering, 37,500 shares of restricted stock that vest ratably over three years.

During March 2010, based in part on a review and recommendations by Pearl Meyer & Partners, our independent compensation consultants, and our Compensation Committee, due to the lower stock price per share of our common stock, the Board increased the number of restricted shares issued as an annual retainer from 4,000 shares to 7,000 shares of restricted stock that vest ratably over four years. Our Chairman was also granted an additional 3,000 shares of restricted stock that vest ratably over four years and an additional $30,000 in cash as consideration for services in his capacity as Chairman. The annual fees for committee chairmen and per meeting fees of directors were held the same as for 2009.

In March 2011, each non-employee director was granted 5,000 shares of restricted stock that vest ratably over three years. Our Chairman was also granted an additional 2,000 shares of restricted stock that vest ratably over three years and an additional $30,000 in cash as consideration for services in his capacity as Chairman. In March 2012, each non-employee director was granted 5,000 shares of restricted stock that vest ratably over three years. Our Chairman was also granted an additional 2,000 shares of restricted stock that vest ratably over three years and an additional $30,000 in cash as consideration for services in his capacity as Chairman.

For additional information regarding fees earned for services as a director effective in 2011, see “Compensation Discussion and Analysis — Board Process — Compensation of Directors.” Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for other reasonable expenses related to the performance of their duties as directors.

Independence.    Our Board of Directors currently consists of eight members, including seven members determined by our Board to be independent — Messrs. Chiles, D’Agostino, Fulton, Garza, Johnson, Moore and Webster.

The Board has determined that Messrs. Chiles, D’Agostino, Fulton, Garza, Johnson, Moore and Webster are independent as that term is defined by rules of the New York Stock Exchange and, in the case of the Audit Committee, rules of the Securities and Exchange Commission (“SEC”). In determining that each of these directors is independent, the Board considered that the Company and its subsidiaries in the ordinary course of business sell products and services to other companies, including those at which one of the directors serves as an executive officer and director. In particular, Carrizo Oil & Gas, Inc., a company for which Mr. Johnson serves as President and Chief Executive Officer and a director and Mr. Webster serves as Chairman of the Board, uses the services of the Company, but such services represented less than 2% of Carrizo’s revenues in the past three years. Mr. Garza is counsel to a law firm that was engaged by the Company to perform legal services, but the fees for such services were less than $120,000 during 2011. In each case, these transactions did not automatically disqualify the directors from being considered independent under the NYSE rules. The Board also determined that these transactions were not otherwise material to the Company or to the other company involved in the transactions and that none of our directors had a material interest in the transactions with these companies. The Board also considered the prior roles of Mr. Webster and Mr. Fulton as executives of affiliates of Credit Suisse, our largest stockholder. Based upon its review, the Board of Directors has affirmatively determined that each of these directors is independent and that none of these directors has a material relationship with the Company.

Stockholder and Interested Party Communications with the Board of Directors.    Stockholders and interested parties may communicate directly with the Board or a particular director by sending a letter to the attention of the Board or the particular director(s), as applicable, c/o Secretary, Basic Energy Services, Inc., 500 W. Illinois, Suite 100, Midland, Texas 79701. Stockholder communications must contain a clear notation on the mailing envelope indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Additionally, if the enclosed letter is from an interested party, the mailing envelope must contain a clear notation indicating that it is an “Interested Party-Board Communication” or an “Interested Party-Director Communication,” as applicable. All such letters must identify the author as a stockholder and/or interested party and clearly state whether the intended recipients are all members of the Board, certain specified individual directors or a group of directors, such as the non-management directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Committees

All of the directors on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are currently independent in compliance with the requirements of the Sarbanes Oxley Act of 2002, the NYSE listing standards and SEC rules and regulations. The following table shows the committees on which each director serves:

Director	Audit	Nominating and Corporate Governance	Compensation
Steven A. Webster
Kenneth V. Huseman
James S. D’Agostino, Jr.	X		X
William E. Chiles	X		X
Robert F. Fulton		X
Sylvester P. Johnson, IV		X
Antonio O. Garza, Jr.			X
Thomas P. Moore, Jr.	X	X

Audit Committee.    The responsibilities of the Audit Committee, composed of Messrs. Moore (Chairman), Chiles and D’Agostino, include, among others:

•	to appoint, engage and terminate our independent auditors;

•	to approve fees paid to our independent auditors for audit and permissible non-audit services in advance;

•	to evaluate, at least on an annual basis, the qualifications, independence and performance of our independent auditors;

•	to review and discuss with our independent auditors reports provided by the independent auditors to the Audit Committee regarding financial reporting issues;

•	to review and discuss with management and our independent auditors our quarterly and annual financial statements prior to our filing of periodic reports;

•	to establish and maintain procedures for the receipt, retention and treatment of complaints received by us and concerns of employees regarding accounting and auditing matters;

•	to review our procedures for internal auditing and the adequacy of our disclosure controls and procedures and internal control over financial reporting; and

•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board.

To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Board of Directors has determined that Messrs. Moore and D’Agostino are “audit committee financial experts.” The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investor Relations — Corporate Governance” section of the Company’s website (www.basicenergyservices.com).

Nominating and Corporate Governance Committee.    The responsibilities of the Nominating and Corporate Governance Committee, composed of Messrs. Johnson (Chairman), Fulton and Moore, include, among others:

•	to identify, recruit and evaluate candidates for membership on the Board and to develop processes for identifying and evaluating such candidates;

•

to annually present to the Board a list of nominees recommended for election to the Board at the annual meeting of stockholders, and to present to the Board, as necessary, nominees to fill any vacancies that may occur on the Board;

•	to adopt a policy regarding the consideration of any director candidates recommended by our stockholders and the procedures to be followed by such stockholders in making such recommendations;

•	to adopt a process for our stockholders to send communications to the Board;

•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board;

•	to oversee our policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of our directors, officers and employees;

•	to have the sole responsibility for granting any waivers under our Code of Ethics and Corporate Governance Guidelines; and

•	to evaluate annually, based on input from the entire Board, the performance of the CEO and report the results of such evaluation to the Compensation Committee of the Board.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website (www.basicenergyservices.com).

The Nominating and Corporate Governance Committee has not established any minimum qualifications for non-employee director candidates that it recommends for nomination.

The Nominating and Corporate Governance Committee has established procedures for identifying and evaluating director nominees. Among the many factors considered in identifying and evaluating nominees, the

Nominating and Corporate Governance Committee first considers the Board’s needs. Candidates will first be interviewed by the Nominating and Corporate Governance Committee. If approved by the Nominating and Corporate Governance Committee, candidates will then be interviewed by all other members of the Board. The full Board, with such interested directors recusing themselves as appropriate, will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee. The Chairman of the Board, acting on behalf of the other members of the Board, will extend the formal invitation to an approved candidate to stand for election to the Board.

While the Nominating and Corporate Governance Committee may consider diversity among other factors when considering director nominees, it does not have any specific policy with regard to diversity in identifying director nominees. In practice, however, the Nominating and Corporate Governance Committee has considered diversity as a significant factor, including in connection with the appointment of Mr. Garza to the Board during 2009.

Stockholders may nominate director candidates in accordance with the Company’s Bylaws. To summarize, such nominations must be made in writing to the Company’s Secretary at the Company’s principal executive offices. The recommendation must set forth certain information about both the nominee and the nominating stockholder(s). The foregoing is a summary, and the specific requirements and procedures of the Bylaws, including timing of proposals, control.

The stockholder’s notice must set forth as to each nominee all information relating to the nominee that may be required under United States securities laws to be disclosed in solicitations of proxies for the election of directors, including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to (i) the stockholder giving notice and (ii) if any, (A) the beneficial owner on whose behalf the nomination is made, (B) any affiliates or associates of such stockholder or any beneficial owner described in clause (A), and (C) each other person with whom any of the foregoing persons either is acting in concert with respect to the Company or has any agreement, arrangement or understanding (whether written or oral) for purpose of acquiring, holding, voting (except pursuant to a revocable proxy given in certain specified circumstances) or disposing of any capital stock of the Company or to cooperate in obtaining, changing or influencing the control of the Company (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each such person in clauses (A), (B) and (C) referred to as a “Stockholder Associated Person”): (1) a description of each agreement, arrangement or understanding with any Stockholder Associated Person; (2) the name and record address, as they appear on the Company’s books, of the stockholder proposing such business, such stockholder’s principal occupation and the name and address of any Stockholder Associated Person; (3) the class or series and number of equity and other securities of the Company which are, directly or indirectly, held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, the dates on which such stockholder or any Stockholder Associated Person acquired such shares and documentary evidence of such record or beneficial ownership; (4) a list of all Derivative Interests (as defined in the Bylaws) held of record or beneficially owned by the stockholder or any Stockholder Associated Person; (5) the name of each person with whom the stockholder or any Stockholder Associated Person has a Voting Agreement (as defined in the Bylaws); (6) details of all other material interests of each stockholder or any Stockholder Associated Person in the proposal of the nominee or any security of the Company (collectively, “Other Interests”); (7) a description of all economic terms of all such Derivative Interests, Voting Agreements or Other Interests and copies of all agreements and other documents relating to each such Derivate Interest, Voting Agreement or Other Interest; and (8) a list of all transactions by such stockholder and any Stockholder Associated Person involving any securities of the Company or any Derivative Interests, Voting Agreements or Other Interests within the six-month period prior to the date of the notice.

To be timely, a stockholder’s notice given in the context of an annual meeting of stockholders shall be delivered to or mailed and received at the principal executive office of the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the date of the Company’s previous year’s annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, the notice must be received by the Company not less than 90 days nor more than 120 days prior to such annual meeting date or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made by the Company.

If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedures are not followed, the Board or the chairman of the meeting may determine that the stockholder’s nomination should not be brought before the meeting and that the nominee is ineligible for election as a director of the Company. The Nominating and Corporate Governance Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

Compensation Committee.    The responsibilities of the Compensation Committee, composed of Messrs. Chiles (Chairman), D’Agostino and Garza, include, among others:

•	to evaluate and develop the compensation policies applicable to our executive officers and make recommendations to the Board with respect to the compensation to be paid to our executive officers;

•	to review, approve and evaluate on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer and our named executive officers;

•	to determine and approve our Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation;

•	to review and make recommendations regarding the compensation paid to non-employee directors;

•	to review and make recommendations to the Board with respect to our incentive compensation plans and to assist the Board with the administration of such plans; and

•	to evaluate its own performance at least annually and deliver a report setting forth the results of such evaluation to the Board.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website (www.basicenergyservices.com).

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which present a flexible framework within which the Board, supported by its committees, directs the affairs of the Company. The Board of Directors has also adopted a Code of Ethics that applies to the Company’s directors and executive officers, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Corporate Governance Guidelines and Code of Ethics are available in the “Investor Relations — Corporate Governance” section of the Company’s website (www.basicenergyservices.com).

If the Company amends or waives the Code of Ethics with respect to the chief executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at this location on its website.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers. Officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier death, resignation or removal. As of April 9, 2012, the respective ages and positions of our executive officers are as follows:

Name	Age	Position
Kenneth V. Huseman	59	President, Chief Executive Officer and Director(1)
Alan Krenek	56	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
T.M. “Roe” Patterson	37	Senior Vice President and Chief Operating Officer
James F. Newman	48	Group Vice President — Permian Business Unit
William T. Dame	51	Vice President — Pressure Pumping and Wireline Services
Douglas B. Rogers	48	Vice President — Marketing
James E. Tyner	62	Vice President — Human Resources
Lanny T. Poldrack	44	Vice President — Safety and Operations Support
John C. Bissett	37	Vice President, Controller and Chief Accounting Officer

(1)	For biographical information on Mr. Huseman, see “Proposal 1: Election of Directors” beginning on page 3.

Alan Krenek (Senior Vice President, Chief Financial Officer, Treasurer and Secretary) has 24 years of related industry experience. He has been our Vice President, Chief Financial Officer and Treasurer since January 2005. He became Senior Vice President and Secretary in May 2006. Prior to joining Basic, he held various financial management positions at Landmark Graphics Corp., Noble Corporation and Pool Energy Services Company. Mr. Krenek graduated with a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant.

T. M. “Roe” Patterson (Senior Vice President and Chief Operating Officer) has 17 years of related industry experience. He has been our Senior Vice President and Chief Operating Officer since April 2011, and has been a Senior Vice President since September 2008 and the Vice President of various different groups within Basic since February 2006. Prior to joining us, he was president of his own manufacturing and oilfield service company, TMP Companies, Inc., from 2000 to 2006. He was a Contracts/Sales Manager for the Permian Division of Patterson Drilling Company from 1996 to 2000. He was an Engine Sales Manager for West Texas Caterpillar from 1995 to 1996. Mr. Patterson graduated with a B.S. degree in Biology from Texas Tech University.

James F. Newman (Group Vice President — Permian Business Unit) has 27 years of related industry experience and has been our Group Vice President — Permian Business Unit since April 2011 and has been a Group Vice President since September 2008. Prior to joining Basic, he co-founded Triple N Services in 1986 and served as its President through May 2008. He initially served Basic as an Area Manager in the plugging and abandonment operations. Mr. Newman is a registered Professional Engineer and is active in the Society of Professional Engineers. Mr. Newman graduated with a B.S. in Petroleum Engineering from Colorado School of Mines.

William T. Dame (Vice President — Pressure Pumping and Wireline Services) has 31 years of related industry experience. Mr. Dame joined Basic in 2003 and has served as our Vice President — Pumping Services and Wireline Division since 2006. He previously served as our Vice President — PPW and RAFT Divisions from 2005 to 2006 and as a regional vice president from 2004 through 2005. Mr. Dame began his career in 1981 with Halliburton. From 1987 to 1997, he served as a vice president of Fleet Cementers, Inc., and from 1997 to 2003, he worked in various operational management positions at Plains Energy, Precision Drilling and New Force Energy Services. Mr. Dame attended Tarleton State University.

Douglas B. Rogers (Vice President — Marketing) has 29 years of related industry experience. He joined Basic in 2007 and serves as Vice President — Marketing after serving as Vice President Contracts for the Drilling Division. Mr. Rogers was Vice President Rocky Mountain Division for Patterson-UTI Drilling Company from March 2003 to June 2007. He also served as Western Division Sales Manager for Ambar Lonestar Fluid Services, a division of Patterson-UTI Drilling Company, from 1998 to 2003. He began his career in 1983 with Permian Servicing Company, where he managed well servicing operations. He continued in that capacity through Permian Servicing Company’s mergers with Xpert Well Service and Pride Petroleum Service until joining Zia Drill/Nova Mud in March 1997. Mr. Rogers graduated with a B.A. degree from Eastern New Mexico University.

James E. Tyner (Vice President — Human Resources) has been a Vice President since January 2004. From 1999 to June 2003, he was the General Manager of Human Resources at CMS Panhandle Companies, where he directed delivery of HR Services. Mr. Tyner was the Director of Human Resources Administration and Payroll Services at Duke Energy’s Gas Transmission Group from 1998 to 1999. From 1981 to 1998, Mr. Tyner held various positions at Panhandle Eastern Corporation. At Panhandle, he managed all Human Resources functions and developed corporate policies and as a Certified Safety Professional, he designed and implemented programs to control workplace hazards. Mr. Tyner received a B.S. in General Science and M.S. in Microbiology from Mississippi State University.

Lanny T. Poldrack (Vice President — Safety and Operations Support) has 25 years of related industry experience. He has served as our Vice President — Safety and Operations Support in April 2011. From April 2009 to April 2011, he served as a Corporate Marketing Representative based in Houston, Texas. Prior to joining Basic, he spent 13 years at Cudd Energy Services where he held various technical sales and sales management positions for both well intervention and live well service divisions, the last 4 years of which he served as Business Development Manager for Cudd Well Control for both domestic and international operations in U.S., Canadian, Latin America, European, Middle Eastern and South East Asian markets. He began his oilfield career in West Texas as a technical field representative for Weatherford International, specializing in fishing and rental tools and hydraulic BOP systems. Mr. Poldrack graduated with an applied science degree from Odessa Junior College.

John C. Bissett (Vice President, Controller and Chief Accounting Officer) has 10 years of related industry experience. He was appointed Basic’s Vice President, Controller and Chief Accounting Officer in March 2012. Mr. Bissett previously served as Basic’s Corporate Controller from July 2008 to March 2012 and as the Director of Financial Reporting from December 2007 to July 2008. Prior to joining Basic, Mr. Bissett was the Controller of Cap Rock Energy from November 2006 through December 2007, and previously held various roles in the accounting and finance function of Sirius Computer Solutions and the audit practice of KPMG LLP. Mr. Bissett graduated with an M.B.A. and a B.B.A. in Accounting from Angelo State University and is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of April 9, 2012 by (1) all persons who beneficially own more than 5% of the outstanding voting securities of the Company, to the knowledge of the Company’s management, (2) each current director, (3) each executive officer named in the Summary Compensation Table and (4) all current directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Credit Suisse AG, including DLJ Merchant Banking Partners III, L.P. and affiliated funds(1)	12,414,340	28.7%
Citadel Advisors LLC(2)	2,749,310	6.4%
BlackRock, Inc.(3)	2,374,747	5.5%
Barclays Global Investors, NA.(4)	2,372,189	5.5%
Kenneth V. Huseman(5)	914,354	2.1%
Alan Krenek(6)	298,844	*
T.M. “Roe” Patterson(7)	185,861	*
James F. Newman(8)	100,813	*
James E. Tyner(9)	98,528	*
Douglas B. Rogers(10)	69,080	*
William T. Dame(11)	82,511	*
Lanny T. Poldrack(12)	17,086	*
John C. Bissett(13)	43,644	*
Steven A. Webster(14)	543,700	1.3%
James S. D’Agostino, Jr.(15)(16)	110,700	*
William E. Chiles(15)(17)	46,500	*
Robert F. Fulton(15)(18)	109,900	*
Sylvester P. Johnson, IV(15)(19)	126,500	*
Thomas P. Moore, Jr.(15)(20)	129,500	*
Antonio O. Garza, Jr.(21)	54,500	*
Directors and Executive Officers as a Group (16 persons)(22)	2,932,021	6.7%

*	Less than one percent.

(1)	Includes 12,309,424 shares of common stock owned by DLJ Merchant Banking and its affiliates as follows: DLJ Merchant Banking Partners III, L.P. (8,622,404 shares); DLJ ESC II, L.P. (1,017,765 shares); DLJ Offshore Partners III, C.V. (602,902 shares); DLJ Offshore Partners III-1, C.V. (155,600 shares); DLJ Offshore Partners III-2, C.V. (110,844 shares); DLJ MB Partners III GmbH & Co. KG (73,544 shares); DLJ MB Funding III, Inc. (90,122 shares); Millennium Partners II, L.P. (14,666 shares); MBP III Plan Investors, L.P. (1,621,577 shares).

Credit Suisse, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), a Delaware corporation which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation (“CS-USA”). The entities discussed in the above paragraph are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s Alternative Capital Division. The ultimate parent company of Credit Suisse is Credit Suisse Group (“CSG”). CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries. Steven A. Webster served as the Chairman of Global Energy Partners, a specialty group within Credit Suisse’s Alternative Capital Division, from 1999 until June 30, 2005.

All of the DLJ Merchant Banking entities can be contacted at Eleven Madison Avenue, New York, New York 10010-3629 except for the three “Offshore Partners” entities, which can be contacted at John B. Gosiraweg, 14, Willemstad, Curacao, Netherlands Antilles.

(2)	Based solely on information provided in a Schedule 13G filed jointly by Citadel Advisors LLC (“Citadel Advisors”), Citadel Holdings II LP (“CH-II”), Citadel Investment Group II, L.L.C. (“CIG-II”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CH-II and CIG-II, the “Reporting Persons”) with the SEC on January 30, 2012, with respect to shares owned by Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), Citadel Derivatives Trading Ltd., a Cayman Islands limited company (“CDT”), Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEF”), certain segregated accounts and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”).

Citadel Advisors is the portfolio manager for SC, CDT, CG and CEF, and the investment manager for certain segregated accounts. CH-II is the managing member of Citadel Advisors. Citadel Holdings I LP, a Delaware limited partnership (“CH-I”), is the non-member manager of Citadel Securities. CIG-II is the general partner of CH-I and CH-II. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CIG-II.

Citadel Advisors and CH-II reported shared voting and shared dispositive power as to 2,728,057 shares. CIG-II and Mr. Griffin reported shared voting and shared dispositive power as to 2,749,310 shares.

The address of the principal business office of each of the Reporting Persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(3)	Based solely on information provided in a Schedule 13G filed by Blackrock, Inc. with the SEC on February 13, 2012. Blackrock reported sole voting power and sole dispositive power as to all 2,374,747 shares. Blackrock’s address is 40 East 52nd Street, New York, NY 10022.

(4)	Based solely on information provided in a Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2009. Includes 969,239 shares beneficially owned by Barclays Global Investors, NA; 1,387,267 shares beneficially owned by Barclays Global Fund Advisors; and 15,683 shares beneficially owned by Barclays Global Investors, Ltd.

(5)	Includes 379,896 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 158,200 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan. Includes 306,879 shares owned subject to bank pledges.

(6)	Includes 143,725 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 94,750 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(7)	Includes 127,811 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 20,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(8)	Includes 76,409 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.

(9)	Includes 64,554 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 15,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(10)	Includes 47,112 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.

(11)	Includes 47,085 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years. Includes 10,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(12)	Includes 16,457 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.

(13)	Includes 37,007 shares of restricted stock, which are subject to forfeiture and generally vest over the next four years.

(14)	Includes 22,166 shares of restricted stock, which are subject to forfeiture and generally vest over the next three years. Includes 60,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(15)	Includes 16,583 shares of restricted stock, which are subject to forfeiture and generally vest over the next three years.

(16)	Includes 77,500 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(17)	Includes 17,500 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(18)	Includes 60,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(19)	Includes 60,000 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(20)	Includes 42,500 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

(21)	Includes 26,083 shares of restricted stock, which are subject to forfeiture and generally vest over the next three years.

(22)	Includes an aggregate of 1,071,220 restricted shares, which remain subject to vesting, and an aggregate of 615,450 shares issuable within 60 days upon the exercise of options granted under our 2003 Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	787,450	$14.55	2,356,941
Equity compensation plans not approved by stockholders	—	—	—
Total	787,450	$14.55	2,356,941

(1)	Consists of the Basic Energy Services, Inc. Fourth Amended and Restated 2003 Incentive Plan (effective May 26, 2009), as amended.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis addresses compensation with respect to our named executive officers, including the actions and decisions of the Compensation Committee of our Board of Directors, which oversees our compensation policies and sets or recommends executive officer compensation, with respect to 2011-related compensation. For 2011, our named executive officers consisted of Kenneth V. Huseman, Alan Krenek, T.M. “Roe” Patterson, James F. Newman and James E. Tyner.

Overview of Our Compensation Philosophy and Objectives.    The Company’s overall philosophy on compensation of the Company’s executive officers is to provide competitive salary levels and compensation incentives that:

•	attract, reward and retain individuals of the highest quality in these key positions;

•	recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality;

•	provide motivation toward, and reward the accomplishment of, corporate annual objectives;

•	align the executive officers’ compensation to stockholder interests; and

•	align the executive officers’ incentives with both the short-term and long-term goals of the Company.

We also have the following compensation objectives when setting the compensation programs for our executive officers:

•	provide a significant percentage of long-term equity compensation that is at-risk based on predetermined performance criteria;

•	maintain an opportunity for increased equity ownership by the Company’s executive officers; and

•	set compensation levels that are competitive within the oil and gas services industry and the broader oil and gas sector.

In addition, the Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program.

The Fourth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (as amended, the “2003 Incentive Plan”), which was adopted by the board and has been approved by the Company’s stockholders as amended, was implemented to promote the interests of the Company by encouraging officers, employees, directors and consultants of the Company and its affiliates to acquire or increase their equity interest in the Company and to provide a means whereby such persons may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, thereby advancing the interests of both the Company and its stockholders. The 2003 Incentive Plan permits the granting of any or all of the following types of awards: stock options; restricted stock; performance awards; phantom shares; other stock based awards; bonus shares; and cash awards, and it covers stock awards issued under the Company’s original 2003 Incentive Plan and predecessor equity plan.

All non-employee directors and employees of, or consultants to, the Company or any of its affiliates are eligible for participation under the 2003 Incentive Plan. The 2003 Incentive Plan is administered by the Compensation Committee. The Compensation Committee directly oversees the plan as it relates to officers of the Company and oversees the plan in general, its funding and award components, the type and terms of the awards to be granted and interprets and administers the 2003 Incentive Plan for all participants. No awards may be granted under the 2003 Incentive Plan after May 26, 2019.

The compensation program for our named executive officers during the periods covered under the Summary Compensation Table below included only very limited additional perquisites not offered to employees generally.

2011 Elements of Compensation.    The executive compensation program for our named executive officers and other senior executive officers included four principal elements that, taken together, constitute a flexible and balanced method of establishing total compensation. These elements are:

•	base salary;

•	quarterly incentive bonus plan cash awards to certain executive officers (excluding our CEO, CFO and our COO (after the first quarter of 2011));

•	annual cash incentive bonuses; and

•	a long-term incentive program, which for performance year 2011 consisted of:

(i) discretionary restricted stock awards based on (A) Company performance objectives and (B) personal performance; and

(ii) a performance-based incentive program (the “PB Incentive Program”) based on Total Stockholder Return (“TSR”) over a one-year period compared to that of a peer group of companies the (“PB Peer Group”) as the applicable performance metric. The 2011 long-term incentive program and these two types of awards are discussed below under “— 2011 Long-Term Incentive Program.”

The Company’s executive compensation program is consistent with the Company’s philosophy of tying a significant portion of each executive officer’s compensation to performance because this aligns the executive officer’s compensation to stockholder interests. Under the PB Incentive Program, executive compensation is based on the Company performing ahead of members of its selected PB Peer Group for TSR during a one-year comparison period. Similarly, the quarterly incentive bonus plan ties the compensation of the area, region, and division-level employees directly to the financial return on assets employed within their particular operations and ties corporate-level bonuses to the Company’s net income. Annual cash incentive bonuses and long-term incentive awards also take into account a set of Company and individual performance metrics used by the Compensation Committee.

The performance-based restricted stock awards under the PB Incentive Program and discretionary restricted stock awards based on Company performance objectives and personal performance require the executive officers to remain in the employ of the Company throughout the applicable vesting period to receive the full benefit, subject to exceptions as applicable under certain agreements for termination of executive officers by the Company not for cause, termination by executive officers for good reason, the death or disability of the executive officers, or, under certain agreements and with additional limitations, the retirement of the executive officers. These time-based awards also provide an opportunity for increased equity ownership by the executive officers to further the link between the executive officers’ interests, stockholder interests and the short-term and long-term goals of the Company.

Selection of Elements to Provide Competitive Levels of Compensation.    The Compensation Committee generally attempts to provide the Company’s senior executive officers with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. The Compensation Committee has determined a competitive level of compensation for each executive officer based on information drawn from a variety of sources, including proxy statements of other companies and surveys. The Company initially engaged Pearl Meyer & Partners (“PM&P”) during 2005 to perform an executive compensation review, and the Compensation Committee has continued to engage them for compensation consulting since that time. During the periods covered by the Summary Compensation Table included in this proxy statement, the Compensation Committee attempted to set a total compensation package for each executive officer that is at the median of the total compensation package of officers in similar positions at companies in the peer group, while generally weighting a higher percentage of total compensation toward long-term incentives. Actual total compensation amounts could be above or below the median, depending on whether the Company performs well or poorly during the relevant year, through the use of performance-based restricted stock awards and performance-based cash bonus awards.

PM&P noted that with respect to 2010 compensation, the Company’s industry peers typically were making equity grants in the beginning of the 2010 performance year, while cash bonuses for 2010 performance were being paid in the first quarter of 2011. For 2011, the industry peers continued to make equity grants early in the year and paid cash bonuses in early 2012 with respect to 2011 performance. The Company historically has paid cash bonuses and granted restricted stock that is subject to time-based vesting early in the first quarter of the year following the relevant performance year, while it granted performance-based restricted stock, which is subject to forfeiture depending on Company performance, in the beginning of the relevant performance year.

For 2011, the peer group companies used by PM&P were comprised of a combination of the Company’s direct competitors and other energy and energy services companies that experience similar market forces and are looked at similarly by the investment community. The list of peer group companies included Allis-Chalmers Energy, Bronco Drilling, Complete Production Services, Hercules Offshore, Key Energy Services, Newpark Resources, Oil States International, Patterson-UTI Energy, Pioneer Drilling, RPC, Superior Energy Services, Tetra Technologies, and Unit Corp. Compensation norms for the group were adjusted for comparability of revenue size to the Company, and data is trended forward based on what PM&P believes is occurring with other companies. During August 2010, the consultant completed a new full executive compensation review, based upon 2010 proxies and updated market compensation survey data, which was used for the determination of any needs for 2010 end-of-year compensation adjustments and also for making adjustments in 2011. During February and March 2011, the Compensation Committee utilized peer group survey data from 2010 compensation as well as an internal compensation review by PM&P in establishing 2011 executive base salaries, the range for potential cash incentive bonuses, and aggregate long-term incentive plan payouts and equity awards. The Company continued to weight compensation generally toward long-term incentives, particularly with respect to its CEO, through the long-term incentive program which, as described, consists of discretionary restricted stock awards based upon Company and individual performance and PB incentive awards that payout based upon relative TSR.

The employment agreements of our executive officers generally contain streamlined severance and non-competition provisions among our executive officers in three tiers, with our CEO in one tier, our Senior Vice Presidents (two during 2011 — our CFO and our COO) and our Group Vice President — Permian Business Unit in a second tier, and our Vice President — Human Resources in a third tier. Severance benefits are discussed below under “— Severance Benefits.”

Mix and Allocation of Compensation Components.    As noted above, the salary for our named executive officers can represent 100% of compensation in any given year when incentives do not pay out or long-term incentive program awards are not made. However, the general mix of compensation for individual performance in the annual incentive plans, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive officer. The following general percentage mix would apply to the typical approach in establishing the total compensation for the Company’s executive officers for 2011 performance. It is important to note that the influences of the timing of awards, availability of stock, company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation:

Base Salaries.    The Compensation Committee periodically reviews and establishes executive base salaries. Generally, base salaries are based on (1) the scope and complexity of the position held, (2) market survey data from comparable companies and (3) the incumbent’s competency level based on overall experience and past performance. In February 2011, our Compensation Committee, based on its discussion with its compensation consultant, approved increased base salaries for 2011 for each of our named executive officers. In January 2012, our Compensation Committee, based on its discussion with its compensation consultant, also approved increased base salaries for 2012 for each of our named executive officers other than our chief executive officer, whose salary remained the same as his 2011 salary.

Quarterly Incentive Bonus Plans.    The Company has maintained three individual Quarterly Incentive Bonus Plans for management and administrative personnel. These plans address (1) area-level personnel, (2) non-administrative region- and division-level personnel and (3) non-administrative corporate-level personnel, except for the CEO, CFO and COO. The Company also maintained an annual incentive bonus plan for executive officers. Employees participating under these plans were eligible for cash bonuses. Compensation potential and actual compensation received from all the plans are part of the cash compensation review process.

The purpose of the area, region, and division-level plans is to tie the compensation of the respective employees directly to the financial return on assets employed within their particular operations.

Messrs. Huseman and Krenek did not participate in any of the Quarterly Incentive Bonus Plans during 2011. Mr. Patterson participated in the corporate-level Quarterly Incentive Bonus Plan only for the first quarter of

2011, ceasing participation in connection with his promotion to COO in April 2011. Messrs. Newman and Tyner each participated in the corporate-level Quarterly Incentive Bonus Plans in 2011. All payments to Messrs. Roe, Newman and Tyner under such Quarterly Incentive Bonus Plans were deducted from the annual cash bonuses received by them in early 2012.

Annual Cash Bonuses (Non-Equity Incentive Plan Compensation).    The purpose of annual cash bonuses under the 2003 Incentive Plan is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. The annual cash bonus awards to our named executive officers for 2011 paid in the first quarter of 2012 were paid as non-equity incentive plan compensation based upon the achievement of corporate performance objectives.

During 2011, the Compensation Committee established a set of metrics, which we refer to as our 2011 annual incentive compensation plan, for determining aggregate annual bonuses for our senior executive officers, including each of our named executive officers, consisting of (including relative weighting):

•	earnings per share (25%);

•	peer-group prior 3-year average return on capital employed (25%);

•	safety record (based on total reportable incident rates (TRIR)) (10%);

•	preventable motor vehicle accident rate (PMVAR) (10%);

•	revenue growth (10%); and

•	personal performance, based on board discretion (20%).

Target bonus award levels for the Company’s executive officers during 2011 were established by senior management working with the Compensation Committee. Target levels represent the award level attainable when the plans are performed fully to expectations or plan and individual performance is rated accordingly. Potential annual cash awards for 2011 for our CEO ranged from zero to 90% of base salary, with a target level of 60%. Potential annual cash awards for 2011 for our Tier II named executive officers (Messrs. Krenek, Patterson and Newman) ranged from zero to 75% of base salary, with a target level of 50%. Potential annual cash awards for 2011 for our Tier III named executive officer (Mr. Tyner) ranged from zero to 60% of base salary, with a target level of 40%. Where applicable, payments made under our Quarterly Incentive Bonus Plan offset the annual cash bonus awards.

The earnings (loss) per share factor used by the Compensation Committee in 2011 had actual result of $1.82 compared to a target of $0.61. The actual result for three-year average ROCE was 29.3% compared to a 7.6% target. The total reportable incident rate and preventable motor vehicle accident rate were above (i.e., worse than) minimum performance levels, resulting in no bonus factor allocations. Revenue growth was $1,243,256 compared to a target of $1,050,634. Based on these 2011 Company performance factors together with personal performance evaluations, the Compensation Committee awarded cash bonuses to each of our officers, including payments to Messrs. Patterson (first quarter only), Newman and Tyner under the Quarterly Incentive Bonus Plan during 2011. Payments under these metrics were not “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

2011 Long-Term Incentive Program.    During 2011, the Compensation Committee continued the engagement of PM&P to assist it in implementing a long-term incentive program for performance year 2011 pursuant to the 2003 Incentive Plan, including the development of performance measures to determine ultimate payouts.

For 2011, the Compensation Committee and the Board continued the use of a long-term incentive program consisting of:

•	discretionary, time-based restricted stock awards, which were granted in March 2012 based on (i) the achievement of 2011 Company performance objectives and (ii) 2011 personal performance; and

•

the 2011 PB Incentive Program, which looks at the Company’s TSR during a one-year performance period compared to that of the PB Peer Group, with share targets being established in March 2011 and subject to being “earned” and granted in 2012 based on the Company’s ranking in TSR performance compared to that of the PB Peer Group.

The Compensation Committee originally adopted the use of a TSR performance metric and the one-year performance period in connection with the 2010 PB Incentive Program, based on the Company’s historical performance and a desire to focus management on more current metrics relative to its peers during 2010, which was a change from prior PB Incentive Programs that incorporated various performance metrics and a three-year performance period. The Committee considered the same factors in keeping the 2011 PB Incentive Program consistent with the 2010 PB Incentive Program. The 2011 PB Incentive Program is designed to motivate management to assist the Company in achieving a high level of long-term performance and is intended to link this portion of executive compensation to long-term stockholder value. The Compensation Committee generally attempts to provide the Company’s executive officers, including Mr. Huseman, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peers, and is typically weighted toward long-term incentives. Aggregate stock or option holdings of the executive officer have no bearing on the size of a performance award.

The Compensation Committee has used traditional discretionary grants of restricted stock to supplement the 2011 PB Incentive Program for approximately two-thirds of total potential awards. These were typically awarded in the year after the relevant performance year, and were subject to vesting beginning in the year following the award year. During March 2011, the Compensation Committee made discretionary grants of restricted stock that vest ratably over a three-year period beginning in March 2012. Management recommended a shorter vesting period than in prior grants (three years instead of four years), and the Compensation Committee deemed the shorter vesting period for discretionary grants of restricted stock as appropriate, based on such periods serving as a better incentive for participants and being more customary based on industry norms. During March 2012, the Compensation Committee (i) continued the grant of 2011 discretionary restricted stock awards that vest ratably over a three-year period beginning in March 2013 and (ii) granted 2012 discretionary restricted stock awards that vest over a three-year period beginning March 2014. The Compensation Committee changed the process of granting 2012 discretionary restricted stock awards in the performance year in order to simplify the approach to the timing of, as well as eliminate the “scorecard” approach for, such grants. Future grants of discretionary restricted stock awards are expected to follow this same approach of being granted in March of the relevant performance year, with vesting to commence in the second year following the performance year.

As noted above, in March 2011, the Compensation Committee recommended, and the Board approved, the 2011 PB Incentive Program for executive officers and certain middle management personnel (a total of 21 participants for awards issued for performance year 2011). Under this plan, target, maximum and minimum award amounts are established for each participant during the 2011 performance year, and such participant may “earn” restricted stock at the end of the one-year performance period based on the Company’s performance over such one-year period. The performance measure is based on the Company’s ranking in TSR relative to that of companies in its selected PB Peer Group, subject to forfeiture or a negative adjustment of 100% if the Company ranks the worst or second worst out of the companies in the PB Peer Group.

Depending on the Company’s TSR ranking for performance year 2011, which was determined in early 2012 as discussed below, the plan participants will “earn” their restricted stock awards that will be granted in 2012 pursuant to an award agreement and then remain subject to time-based vesting in one-third increments in each of the subsequent three years. The combination of the performance period and the vesting schedule results in the awards being realized by the executive officer over a period of 4 years from the initial date of the establishment of target, maximum and minimum award amounts.

Achievement of the maximum goals will require superior performance of the executive officers and the Company relative to the companies in the PB Peer Group, and the relative difficulty of achieving this performance may be affected by certain risk factors outside the control of the Company and the executive officers, including risk factors disclosed in the Company’s Form 10-K and other periodic filings.

Target award levels for performance year 2011 were set for each participant based on a multiple of the recommended annual base salary of each executive officer. In determining the number of restricted shares to award, the Compensation Committee used an estimated $16.48 price applicable on the dates the proposed grant schedule was prepared, compared to $19.70 on the date of the Compensation Committee’s January 24, 2012 meeting at which the awards were actually approved. In determining the number of shares of restricted stock to award, the Compensation Committee used this same price.

For awards for performance year 2011, the PB Peer Group consisted of each of the following companies: (1) Bronco Drilling Company, Inc.; (2) Complete Production Services, Inc.; (3) Hercules Offshore, Inc.; (4) Key Energy Services, Inc.; (5) Natural Gas Services Group, Inc.; (6) Oil States International, Inc.; (7) Patterson-UTI Energy, Inc.; (8) Pioneer Drilling Co.; (9) Superior Energy Services, Inc.; (10) Team, Inc.; (11) Tesco Corp.; (12) Tetra Technologies, Inc.; and (13) Union Drilling, Inc. The Compensation Committee excluded Bronco Drilling Company, Inc. from the PB Peer Group because it was acquired in June 2011. The total maximum number of shares for all participants for the 2011 PB Incentive Program awards (150% of target) was 198,311 shares, of which 146,785 were determined in January 2012 to be “earned” shares that remain subject to time-based vesting in equal increments over a three-year period.

LTIP Payout Grids — Percentage of Equity Compensation

that may be Retained Based on Relative Total Stockholder Return

The awards under the 2011 PB Incentive Program, including performance-based awards, do not comply with the provisions of Internal Revenue Code Section 162(m).

Compensation for our Named Executive Officers.    The 2011 and current 2012 salaries of our named executive officers, including our CEO, were established by the entire Board of Directors at the recommendation of the Compensation Committee. The basis for selecting the severance benefits of each of the named executive officers, including our CEO, as of December 31, 2011 is discussed below under “— Severance Benefits.”

CEO Compensation.    A separate process of evaluating Mr. Huseman was conducted for purposes of determining his 2011 annual cash bonus paid during February 2012. Specifically, the Compensation Committee’s considerations included: (1) earnings per share; (2) three-year average return on capital employed compared to our peer group; (3) our safety record based on total reportable incident rates; (4) our preventable motor vehicle accident rate; (5) our revenue growth; and (6) Mr. Huseman’s personal performance, including Mr. Huseman’s individual goals for fiscal 2011. Based on these considerations, Mr. Huseman was granted an annual cash bonus for 2011 performance of $470,000.

Compensation of Other Named Executive Officers.    The Compensation Committee reviewed the recommendations of the CEO regarding 2011 bonuses and awards. The Compensation Committee’s considerations included the same general Company performance-based factors as well as the individual performance of each of the officers. The other named executive officers were granted an annual cash bonus for 2011 performance as follows: (1) Roe Patterson — $350,000; (2) Alan Krenek — $196,000; (3) Jim Newman — $163,000; and (4) Jim Tyner — $135,000, with such amounts being inclusive of any payments pursuant to the Quarterly Incentive Bonus Plans. The Compensation Committee viewed Mr. Patterson’s increased 2011 bonus amount as a way to make his total compensation consistent with market levels for similar positions, as well as an appropriate reflection of his increased responsibilities and performance after being promoted to COO in April 2011.

During 2011 and 2012, the Compensation Committee elected to use restricted stock awards (performance-based under the PB Incentive Program and time-based discretionary) as the primary component of long-term compensation for our executive officers. We believe that restricted stock awards more closely align the interests of management with the interests of our other stockholders. Finally, we undertake to provide a compensation package to our executive officers that is competitive with our peers, and the use of restricted stock as long-term incentive compensation has increased among our peer group compared to prior years.

Options.    While options are available under the 2003 Incentive Plan, the Company has not awarded options in the past three years. Options granted pursuant to the 2003 Incentive Plan may be either incentive options qualifying for beneficial tax treatment for the recipient as “incentive stock options” under Section 422 of the Code or non-qualified options. No person may be issued incentive stock options that first become exercisable in any calendar year with respect to shares having an aggregate fair market value, at the date of grant, in excess of $100,000. No incentive stock option may be granted to a person if at the time such option is granted the person owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock or any of it subsidiaries as defined in Section 424 of the Code, unless at the time incentive stock options are granted the purchase price for the option shares is at least 110% of the fair market value of the option shares on the date of grant and the incentive stock options are not exercisable after five years from the date of grant.

Section 162(m).    The 2003 Incentive Plan permits the payment of qualified performance-based compensation within the meaning of Section 162(m) of the Code, which generally limits the deduction that the Company may take for compensation paid in excess of $1,000,000 to certain of the Company’s “covered officers” in any one calendar year unless the compensation is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Prior stockholder approval of the 2003 Incentive Plan (assuming no further material modifications of the plan) will satisfy the stockholder approval requirements of Section 162(m) for the transition period beginning with the Company’s initial public offering in December 2005 and ending not later than the Company’s annual meeting of stockholders in 2009. While the Compensation Committee reserves the right to grant ad hoc or special awards at any time that are subject to the limits of deductibility, as noted above certain performance-based awards under the 2003 Incentive Plan (both discretionary awards and awards under the 2011 PB Incentive Program) are also not administered consistent with the requirements of 162(m) for performance-based compensation.

Perquisites.    The Company provides limited perquisites to its senior executive officers. Perquisites may include vehicle allowances, club memberships and long-term disability insurance. During 2011, those perquisites were provided to senior management based on individual employment agreements. Each category of perquisites and amounts are set forth in the footnotes to the Summary Compensation Table below under “Executive Compensation Matters.”

Severance Benefits.    Pursuant to our employment agreements with each of the named executive officers, the named executive officers are entitled to severance payments in the event the executive officer is terminated at any time by us without “Cause” as defined in the agreements or by the executive officer for “Good Reason.” In addition, each of the named executive officers is entitled to severance payments in the event of a change in control if the executive officer’s employment is terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company.

The severance payments outside a change in control are based on a multiple (for Mr. Huseman — 3.0 times; for Messrs. Krenek, Patterson and Newman — 1.5 times; and for Mr. Tyner — 0.75 times) of the sum of the executive officer’s base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred.

The severance payments associated with a change in control are based on a multiple (for Mr. Huseman — 3.0 times; for Messrs. Krenek, Patterson and Newman — 2.0 times; and for Mr. Tyner — 1.0 times) of the sum of the executive officer’s base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years.

The employment agreements for Messrs. Krenek and Tyner were initially effective through December 31, 2007, while the employment agreements for Messrs. Huseman, Patterson and Newman were initially effective through December 31, 2009. Each officer’s agreement automatically renews for subsequent one-year periods unless notice of termination is properly given by us or the executive officer. In the event that the employment agreement of Messrs. Huseman, Krenek, Patterson or Newman is not renewed by us and a new employment agreement has not been entered into, the executive officer will be entitled to the same severance benefits described above. We believe this severance requirement is reasonable and not uncommon for persons in the offices and rendering the level of services performed by these individuals.

We selected higher multiples for terminations associated with a change in control to provide additional reasonable protections and benefits to the executive officers in such event, while basing these change-in-control termination payments on a “double trigger” requiring additional reasons such as Good Reason or the executive officer being terminated without Cause. We believe that providing higher multiples for change-in-control terminations for up to a one-year period after a change in control will provide for their commitment to the Company or its potential acquirer through a change-in-control event, providing a continuity of leadership and preserving the stockholders’ interests before and after a transaction.

The employment agreements for Messrs. Huseman, Krenek, Patterson and Newman also provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreement for our other named executive officer does not contain these provisions.

For information regarding the change-in-control benefits to our chief executive officer based on a hypothetical termination date of December 31, 2011, see “Executive Compensation Matters — Potential Payments upon Termination or Change in Control.”

Board Process.    The Compensation Committee of the Board of Directors reviews all compensation and awards to executive officers. The Compensation Committee on its own, based on input from the Nominating and Governance Committee and discussions with other persons and advisors as it deems appropriate, reviews the performance and compensation of the CEO and approves his level of compensation. For the other executive officers, the Compensation Committee receives recommendations from the CEO. These recommendations are generally approved with minor adjustments. The Compensation Committee grants options and restricted stock, generally based on recommendations from the CEO, pursuant to its authority under the Compensation Committee Charter and the Company’s 2003 Incentive Plan.

Compensation of Directors.    The Compensation Committee is also responsible for determining the annual retainer, meeting fees, stock options and other benefits for members of the Board of Directors. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability.

Directors who are Company employees do not receive a retainer or fees for service on the board or any committees. The Company pays non-employee members of the board for their service as directors. Directors who are not employees received in 2011:

Annual director fee:	$35,000; for 2011, our Chairman received an additional $30,000
Committee Chairmen annual fees:
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000
Equity-based compensation:
Upon election	37,500 restricted shares of the Company’s common stock at the market price on the date of grant that vest ratably over three years. This prior policy remains subject to change whenever applicable for future directors based on the stock price at such time.
Annual awards	In March 2011, each non-employee director was granted 5,000 shares of restricted stock that vest ratably in three equal increments on March 15, 2013, 2014 and 2015. Our Chairman was granted an additional 2,000 shares of restricted stock that vest ratably over the same period as the standard non-employee director award.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses related to the performance of their duties as directors. Director compensation in effect for 2011 was based in part on a review and recommendations by PM&P.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

William E. Chiles, Chairman

James S. D’Agostino, Jr.

Antonio O. Garza, Jr.

EXECUTIVE COMPENSATION MATTERS

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal 2011, 2010 and 2009 to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Kenneth V. Huseman	2011	$694,231	$—	$2,906,710	$—	$470,000	$—	$11,000	$4,081,941
President and Chief	2010	$543,654	$—	$1,545,605	$—	$390,000	$—	$1,200	$2,480,459
Executive Officer	2009	$510,008	$—	$894,431	$—	$—	$—	$9,800	$1,414,239

Alan Krenek	2011	$348,077	$—	$1,024,614	$—	$196,000	$—	$11,000	$1,579,691
Senior Vice President,	2010	$297,231	$—	$581,898	$—	$180,000	$—	$1,200	$1,060,329
Chief Financial Officer,	2009	$282,661	$—	$377,208	$—	$—	$—	$9,800	$669,669
Treasurer and Secretary

T.M. “Roe” Patterson	2011	$341,346	$—	$810,061	$—	$350,000	$—	$11,150	$1,512,557
Senior Vice President and	2010	$272,461	$—	$378,015	$—	$180,000	$—	$7,550	$838,026
Chief Operating Officer	2009	$259,123	$—	$219,387	$—	$25,537	$—	$21,020	$525,067

James F. Newman	2011	$248,461	$—	$611,020	$—	$163,000	$—	$4,663	$1,027,144
Group Vice President,	2010	$208,061	$—	$209,900	$—	$125,000	$—	$8,825	$551,786
Permian Business Unit	2009	$197,923	$—	$153,605	$—	$38,021	$—	$18,729	$408,278

James E. Tyner	2011	$223,654	$—	$446,874	$—	$135,000	$—	$11,000	$816,528
Vice President,	2010	$188,465	$—	$193,139	$—	$90,000	$—	$1,000	$472,604
Human Resources	2009	$180,281	$—	$147,126	$—	$19,516	$—	$8,422	$355,345

(1)	Under the terms of their employment agreements, Messrs. Huseman, Krenek, Patterson, Newman and Tyner are entitled to the compensation described under “Employment Agreements” below.

(2)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable named executive officers. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on the grant date. The actual value that an executive officer will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by an executive officer will be at or near the value of the market price of the Company’s stock on the grant date. There were no option awards granted in 2011, 2010 or 2009.

(3)	Reflects aggregate bonus payments made utilizing metrics under our annual incentive compensation plan and division-level Quarterly Incentive Bonus Plan. Messrs. Huseman and Krenek did not participate in any of the Quarterly Incentive Bonus Plans during 2011, 2010 or 2009 and received only an annual cash bonus for 2011 and 2010 performance that was paid in early 2012 and 2011, respectively. Mr. Patterson participated in the Quarterly Incentive Bonus Plans in 2011 (until his appointment to COO in April), 2010 and 2009 and received an annual cash bonus for 2011 and 2010 performance that was paid in early 2012 and 2011, respectively. Mr. Patterson’s total cash bonus for 2011 paid in 2012 reflected a proportional payment under the Quarterly Incentive Bonus Plan as well as an annual cash bonus for 2011 performance. Messrs. Newman and Tyner each participated in the Quarterly Incentive Bonus Plans in 2011, 2010 and 2009 and received an annual cash bonus for 2011 and 2010 performance that was paid in early 2012 and 2011, respectively.

(4)

Employer contributions to the Executive Deferred Compensation Plan were suspended during 2010 but were reinstated in 2011. Includes employer contributions to Executive Deferred Compensation Plan for 2011 and

2009 as follows: for Huseman, $9,800 and $9,800; for Krenek, $9,800 and $9,800; for Patterson, $9,800 and $9,800; for Newman, $3,238 and $8,459; and for Tyner, $9,800 and $8,422. Includes vehicle allowance of $150 for 2011, $6,350 for 2010 and $11,220 for 2009 for Patterson and $225 for 2011, $7,625 for 2010 and $10,270 for 2009 for Newman. Includes cell phone allowance as follows for 2011 and 2010, respectively: for Huseman, $1,200 and $1,200; for Krenek, $1,200 and $1,200; for Patterson, $1,200 and $1,200; for Newman, $1,200 and $1,200, and for Tyner, $1,200 and $1,000.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards to each of our named executive officers under our 2003 Incentive Plan during fiscal 2011:

Grants of Plan-Based Awards — 2011

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Kenneth V. Huseman	03/10/11	(1)	$—	$—	$—	—	94,302	—	—	—	—	$1,837,946
	03/10/11	(2)	$—	$—	$—	—	42,476	63,714	—	—	—	$1,068,764
	03/10/11	(3)	$—	$420,000	$630,000	—	—	—	—	—	—	$—

Alan Krenek	03/10/11	(1)	$—	$—	$—	—	34,292	—	—	—	—	$668,351
	03/10/11	(2)	$—	$—	$—	—	14,159	21,238	—	—	—	$356,263
	03/10/11	(3)	$—	$175,000	$262,500	—	—	—	—	—	—	$—

T.M. “Roe” Patterson	03/10/11	(1)	$—	$—	$—	—	27,136	—	—	—	—	$528,881
	03/10/11	(2)	$—	$—	$—	—	11,175	16,763	—	—	—	$281,181
	03/10/11	(3)	$—	$175,000	$262,500	—	—	—	—	—	—	$—

James F. Newman	03/10/11	(1)	$—	$—	$—	—	20,253	—	—	—	—	$394,731
	03/10/11	(2)	$—	$—	$—	—	8,596	12,894	—	—	—	$216,289
	03/10/11	(3)	$—	$125,000	$187,500	—	—	—	—	—	—	$—

James E. Tyner	03/10/11	(1)	$—	$—	$—	—	14,116	—	—	—	—	$275,121
	03/10/11	(2)	$—	$—	$—	—	6,826	10,240	—	—	—	$171,753
	03/10/11	(3)	$—	$90,000	$135,000	—	—	—	—	—	—	$—

(1)	Shares of restricted stock were granted by our Compensation Committee to certain of our employees, including our named executive officers, on March 10, 2011. The shares of restricted stock vest in one-third increments on each of March 15, 2012, 2013 and 2014. The shares of restricted stock were granted pursuant to our 2003 Incentive Plan.

(2)	Performance-based stock awards approved by our Compensation Committee to certain members of management, including our named executive officers, on March 10, 2011. The performance-based awards consist of shares to be earned based upon the Company’s ranking in total shareholder return over the performance period, which is the one-year calculation period starting on the 20th NYSE trading day prior to and including the last NYSE trading day of 2010 and ending on the last NYSE trading day of 2011, as compared to other member of a defined peer group. The number of shares to be issued could have ranged from 0% to 150% of the target number of shares depending on the performance metrics noted above. 111% of the target shares set forth for each named executive officer was earned and issued in January 2012. These shares will vest in one-third increments on each of March 15, 2013, 2014, and 2015.

(3)	Cash incentive bonuses are determined by our Compensation Committee utilizing a set of metrics along with board discretion. Performance targets were communicated to the named executive officers and other members of management that participate in the bonus in March 2011. Potential annual cash awards for our CEO ranged from zero to 90% of base salary, with a target level of 60%. Potential annual cash awards for our Tier II named executive officers (Messrs. Krenek, Patterson, and Newman) ranged from zero to 75% of base salary, with a target level of 50%. Potential annual cash awards for our Tier III named executive officer (Mr. Tyner) ranged from zero to 60% of base salary, with a target level of 40%. These bonuses for 2011 performance were paid in January 2012. All of our executive officers, including our named executive officers, received cash bonuses within their respective established ranges except for Mr. Patterson, who received a cash bonus of 100% of his 2011 base salary due to his performance and increased responsibilities following his promotion to COO in April 2011.

Employment Agreements

Pursuant to our employment agreement with Kenneth V. Huseman, our President and Chief Executive Officer, Mr. Huseman’s initial annual base salary was set at $400,000. Mr. Huseman is entitled to an annual performance bonus if certain performance criteria are met. In addition, Mr. Huseman is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If Mr. Huseman’s employment were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Huseman’s employment were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to three times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Huseman’s employment agreement was effective initially through December 31, 2011 and currently will renew automatically for subsequent one-year periods unless notice of termination is properly given by us or Mr. Huseman. In the event that Mr. Huseman’s employment agreement is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, Mr. Huseman will be entitled to the same severance benefits described above.

We have also entered into employment agreements with Alan Krenek, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, Thomas Monroe Patterson, our Senior Vice President and Chief Operating Officer and James F. Newman, our Vice President — Permian Business Unit. Pursuant to their agreements, Messrs. Krenek, Patterson and Newman were given initial annual base salaries of $240,000, $275,000 and $210,000, respectively. Each of Messrs. Krenek, Patterson and Newman is also entitled to an annual performance bonus if certain performance criteria are met. In addition, each of Messrs. Krenek, Patterson and Newman is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity compensation plan. If the employment of any of these officers were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 1.5 times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if the employment of any of these officers were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to two times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Each of these employment agreements was effective initially through December 31, 2011 and currently will renew automatically for subsequent one-year periods unless notice of termination is properly given by us or the officer. In the event that any of these employment agreements is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, the officer will be entitled to the same severance benefits described above.

The employment agreements for Messrs. Huseman, Krenek, Patterson and Newman also provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments. The employment agreement for Mr. Tyner does not contain these provisions.

We have also entered into an employment agreement with James E. Tyner, our Vice President — Human Resources. Pursuant to his agreement, Mr. Tyner is entitled to an initial annual base salary of $140,000. Mr. Tyner is also entitled to an annual performance bonus if certain performance criteria are met. In addition, Mr. Tyner is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our equity incentive plan. If Mr. Tyner’s employment were to be terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 0.75 times the sum of his annual base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Tyner’s employment were to be terminated for certain reasons within the six months preceding or the twelve months following a change in control of our company, he would be entitled to a lump sum severance payment equal to 1.0 times the sum of his annual base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. Mr. Tyner’s employment agreement was effective initially through December 31, 2011 and currently will renew automatically for subsequent one-year periods unless notice of termination is properly given by us or Mr. Tyner. In the event that within the six months preceding or the twelve months following a change in control of our company, Mr. Tyner’s employment agreement is not renewed by us for any reason other than cause and a new employment agreement has not been entered into prior to the expiration of the then-current term, Mr. Tyner will be entitled to the change in control severance benefits described above.

As consideration for our entering into the above employment agreements, each of Messrs. Huseman, Krenek, Patterson, Newman and Tyner has agreed in his employment agreement that, for a period of six months following the termination of his employment by us without cause or by him for good reason, and for a period of two years following the termination of his employment for retirement or any other reason, he will not, among other things, engage in any business competitive with ours, render services to any entity that is competitive with us or solicit business from certain of our customers or potential customers. These non-competition restrictions will not apply in the event that such termination is within twelve months of a change in control of our company. Additionally, each officer has agreed not to solicit any of our employees to terminate, reduce or otherwise adversely affect his or her employment with us for a period of six months following the termination of his employment by us without cause or by him for good reason, and for a period of two years from such officer’s termination of employment for retirement or any other reason.

Our Compensation Committee reviews and discusses periodically with a compensation consultant the salary and wage levels of our officers and employees, including our named executive officers. In March 2011, our Compensation Committee, based on its discussion with its compensation consultant, increased 2011 base salaries from 2010 levels for each of our named executive officers as follows: Mr. Huseman — $700,000; Mr. Krenek — $350,000; Mr. Patterson — $325,000; Mr. Newman — $250,000; and Mr. Tyner — $225,000. In March 2012, our Compensation Committee, based on its discussion with its compensation consultant, increased 2012 base salaries for each of our named executive officers other than Mr. Huseman as follows: Mr. Krenek — $375,000; Mr. Patterson — $440,000; Mr. Newman — $340,000; and Mr. Tyner — $260,000. Mr. Huseman’s 2012 base salary remained at $700,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our named executive officers as of December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End — 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kenneth V. Huseman
3/2/2005	48,200	—	—	$6.98	3/1/2015	—	—	—	—
3/15/2006	60,000	—	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(1)	—	—	—	$—	—	1,250	$24,625	—	—
3/15/2007(2)	45,000	15,000	—	$22.66	3/15/2017	—	—	—	—
3/11/2008(1)	—	—	—	$—	—	7,500	$147,750	—	—
3/18/2008(3)	—	—	—	$—	—	22,500	$443,250	—	—
3/13/2009(4)	—	—	—	$—	—	37,041	$729,708	—	—
3/13/2009(3)	—	—	—	$—	—	16,500	$325,050	—	—
3/09/2010(5)	—	—	—	$—	—	82,500	$1,625,250	—	—
3/09/2010(4)	—	—	—	$—	—	82,500	$1,625,250	—	—
3/10/2011(4)	—	—	—	$—	—	94,302	$1,857,749	—	—
3/10/2011(6)	—	—	—	$—	—	47,148	$928,816	—	—

Alan Krenek
1/26/2005	29,750	—	—	$5.16	1/25/2015	—	—	—	—
3/2/2005	25,000	—	—	$6.98	3/1/2015	—	—	—	—
3/15/2006	25,000	—	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(1)	—	—	—	$—	—	2,500	$49,250	—	—
3/15/2007(2)	11,250	3,750	—	$22.66	3/15/2017	—	—	—	—
3/11/2008(1)	—	—	—	$—	—	4,000	$78,800	—	—
3/18/2008(3)	—	—	—	$—	—	11,250	$221,625	—	—
3/13/2009(4)	—	—	—	$—	—	19,755	$389,174	—	—
3/13/2009(3)	—	—	—	$—	—	6,000	$118,200	—	—
3/09/2010(5)	—	—	—	$—	—	32,000	$630,400	—	—
3/09/2010(4)	—	—	—	$—	—	30,000	$591,000	—	—
3/10/2011(4)	—	—	—	$—	—	34,292	$675,552	—	—
3/10/2011(6)	—	—	—	$—	—	15,716	$309,605	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
T.M. “Roe” Patterson
3/15/2006	15,000	—	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(1)	—	—	—	$—	—	1,500	$29,550	—	—
3/15/2007(2)	3,750	1,250	—	$22.66	3/15/2017	—	—	—	—
3/11/2008(1)	—	—	—	$—	—	2,666	$52,520	—	—
3/18/2008(3)	—	—	—	$—	—	8,250	$162,525	—	—
3/13/2009(4)	—	—	—	$—	—	13,170	$259,449	—	—
3/13/2009(3)	—	—	—	$—	—	3,100	$61,070	—	—
3/09/2010(5)	—	—	—	$—	—	21,000	$413,700	—	—
3/09/2010(4)	—	—	—	$—	—	19,250	$379,225	—	—
3/10/2011(4)	—	—	—	$—	—	27,136	$534,579	—	—
3/10/2011(6)	—	—	—	$—	—	12,404	$244,359	—	—

James F. Newman
3/13/2009(4)	—	—	—	$—	—	8,231	$162,151	—	—
3/13/2009(3)	—	—	—	$—	—	2,400	$47,280	—	—
3/09/2010(5)	—	—	—	$—	—	9,500	$187,150	—	—
3/09/2010(4)	—	—	—	$—	—	13,125	$258,563	—	—
3/10/2011(4)	—	—	—	$—	—	20,253	$398,984	—	—
3/10/2011(6)	—	—	—	$—	—	9,542	$187,977	—	—

James E. Tyner
3/15/2006	15,000	—	—	$26.84	3/14/2016	—	—	—	—
3/15/2007(1)	—	—	—	$—	—	1,000	$19,700	—	—
3/11/2008(1)	—	—	—	$—	—	1,333	$26,260	—	—
3/18/2008(3)	—	—	—	$—	—	3,500	$68,950	—	—
3/13/2009(4)	—	—	—	$—	—	6,585	$129,725	—	—
3/13/2009(3)	—	—	—	$—	—	2,600	$51,220	—	—
3/09/2010(5)	—	—	—	$—	—	8,500	$167,450	—	—
3/09/2010(4)	—	—	—	$—	—	12,350	$243,295	—	—
3/10/2011(4)	—	—	—	$—	—	14,116	$278,085	—	—
3/10/2011(6)	—	—	—	$—	—	7,577	$149,267	—	—

(1)	The unvested shares of restricted stock vested on March 15, 2012.

(2)	The unvested options vested on January 1, 2012.

(3)	One half of the unvested shares of restricted stock vested on March 15, 2012. The remainder will vest on March 15, 2013.

(4)	One third of the unvested shares of restricted stock vested on March 15, 2012. The remainder will vest in equal increments on March 15, 2013 and 2014.

(5)	One fourth of the unvested shares of restricted vested on March 15, 2012. The remainder will vest in equal increments on March 15, 2013, 2014 and 2015.

(6)	The unvested shares of restricted stock will vest in equal increments on March 15, 2013, 2014 and 2015.

Option Exercises and Stock Vested

The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our named executive officers during fiscal 2011:

Option Exercises and Stock Vested — 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Kenneth V. Huseman	200,000	$4,490,536	40,597	$841,982
Alan Krenek	46,500	$1,023,565	21,710	$450,265
T.M. “Roe” Patterson	—	$—	14,232	$295,172
James F. Newman	—	$—	3,944	$81,799
James E. Tyner	7,500	$173,850	7,578	$157,168

Nonqualified Deferred Compensation Plans

The following table sets forth information concerning the nonqualified deferred compensation of our named executive officers during fiscal 2011:

Nonqualified Deferred Compensation — 2011

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)(3)
Kenneth V. Huseman	$80,846	$9,800	$1,001	$—	$538,923
Alan Krenek	$39,256	$9,800	$(17,711)	$—	$336,372
T.M. “Roe” Patterson	$26,129	$9,800	$(12,803)	$—	$142,051
James F. Newman	$66,388	$3,238	$(1,744)	$(30,063)	$109,791
James E. Tyner	$133,544	$9,800	$(3,835)	$—	$379,570

(1)	Executive contributions during 2011 are included in the executive’s salary and bonus amounts, as applicable, as reported in the Summary Compensation Table.

(2)	Registrant contributions during 2011 are included in all other compensation in the Summary Compensation Table.

(3)	All amounts were previously reported as compensation in the Summary Compensation Tables for previous years.

Each of our named executive officers is permitted to participate in our Executive Deferred Compensation Plan. An executive officer permitted to participate in this plan may defer a portion of his compensation, up to a maximum of 50% of his annual salary and 100% of his annual cash bonus, into his plan account. We make an annual matching contribution to each participating executive’s plan account, with the Company matching 100% of the first 3% of the executive’s salary that is deferred, and 50% of the next 2% of the executive’s salary that is deferred, up to a plan-year maximum of $9,800. We may also make discretionary contributions into an executive officer’s plan account from time to time as we deem appropriate. Subject to certain exceptions, our matching and discretionary contributions vest in one-fourth increments determined by the executive’s years of service, with vesting beginning after two years of service, and full vesting occurring after five years of service. Each executive officer is always fully vested in his own contributions to his plan account. Earnings on an executive officer’s plan account for any given year are dependent upon the investment options chosen by the executive officer for such plan account. Generally, participants under this plan may elect when and how distributions of vested amounts in a plan account will be made, including whether such distributions are in annual installments or a lump sum. However, certain key employees, including our named executive officers, may not receive distributions before a date six months after the date their employment with us is terminated for any reason other than death or disability.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is party to an employment agreement as described above. Pursuant to these agreements, these officers are entitled to certain severance benefits. In addition, the grant agreements relating to our executive officers’ stock option and restricted stock awards provide for accelerated vesting under certain circumstances. The tables below quantify amounts that would have been paid assuming the following events took place on December 31, 2011:

Potential Post-employment Payments as of December 31, 2011 — Kenneth V. Huseman

	Voluntary Termination	Retirement(1)	Termination for Cause(2)	Termination by Company Except for Cause	Termination by Executive for Good Reason(3)	Change in Control without Termination(4)	CIC with Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance(5)	$—	N/A	$—	$3,360,000	$3,360,000	$—	$3,360,000	$—	$—
Bonus(6)	$—	$420,000	$—	$420,000	$420,000	$—	$420,000	$420,000	$420,000
Long-Term Incentive(7):
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$7,590,784	$—	$—	$8,033,798	$7,615,409	$7,615,409
Benefits and Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	N/A	$—	$—	$—	$—	$—	$—	$—
COBRA Continuation	N/A	N/A	N/A	$26,261	$26,261	N/A	$26,261	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$—	N/A	N/A

Total	$—	$420,000	$—	$11,397,045	$3,806,261	$—	$11,840,059	$8,035,409	$8,035,409

Potential Post-employment Payments as of December 31, 2011 — Alan Krenek

	Voluntary Termination	Retirement(1)	Termination for Cause(2)	Termination by Company Except for Cause	Termination by Executive for Good Reason(3)	Change in Control without Termination(4)	CIC with Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance(5)	$—	N/A	$—	$787,500	$787,500	$—	$1,140,000	$—	$—
Bonus(6)	$—	$175,000	$—	$175,000	$175,000	$—	$175,000	$175,000	$175,000
Long-Term Incentive(7):
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$2,983,683	$—	$—	$3,172,399	$3,032,933	$3,032,933
Benefits and Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$—	$—	$—	$—	$—	$—	$—	$—
COBRA Continuation	N/A	N/A	N/A	$17,808	$17,808	N/A	$17,808	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$667,508	N/A	N/A

Total	$—	$175,000	$—	$3,963,991	$980,308	$—	$5,172,715	$3,207,933	$3,207,933

Potential Post-employment Payments as of December 31, 2011 — T.M. “Roe” Patterson

	Voluntary Termination	Retirement(1)	Termination for Cause(2)	Termination by Company Except for Cause	Termination by Executive for Good Reason(3)	Change in Control without Termination(4)	CIC with Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance(5)	$—	N/A	$—	$787,500	$787,500	$—	$1,060,000	$—	$—
Bonus(6)	$—	$175,000	$—	$175,000	$175,000	$—	$175,000	$175,000	$175,000
Long-Term Incentive(7):
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$2,083,216	$—	$—	$2,222,840	$2,112,766	$2,112,766
Benefits and Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$—	$—	$—	$—	$—	$—	$—	$—
COBRA Continuation	N/A	N/A	N/A	$26,262	$26,262	N/A	$26,262	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$633,240	N/A	N/A

Total	$—	$175,000	$—	$3,071,978	$988,762	$—	$4,117,342	$2,287,766	$2,287,766

Potential Post-employment Payments as of December 31, 2011 — James F. Newman

	Voluntary Termination	Retirement(1)	Termination for Cause(2)	Termination by Company Except for Cause	Termination by Executive for Good Reason(3)	Change in Control without Termination(4)	CIC with Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance(5)	$—	N/A	$—	$562,500	$562,500	$—	$750,000	$—	$—
Bonus(6)	$—	$125,000	$—	$125,000	$125,000	$—	$125,000	$125,000	$125,000
Long-Term Incentive(7):
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$1,223,469	$—	$—	$1,308,139	$1,223,469	$1,223,469
Benefits and Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$5,646	$—	$—	$—	$—	$5,646	$5,646	$5,646
COBRA Continuation	N/A	N/A	N/A	$17,061	$17,061	N/A	$17,061	$—	$—
280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	$441,031	N/A	N/A

Total	$—	$130,646	$—	$1,928,030	$704,561	$—	$2,646,877	$1,354,115	$1,354,115

Potential Post-employment Payments as of December 31, 2011 — James E. Tyner

	Voluntary Termination	Retirement(1)	Termination for Cause(2)	Termination by Company Except for Cause	Termination by Executive for Good Reason(3)	Change in Control without Termination(4)	CIC with Termination for Good Reason or Without Cause	Death	Disability
Compensation
Severance(5)	$—	N/A	$—	$236,250	$236,250	$—	$335,000	$—	$—
Bonus(6)	$—	$90,000	$—	$90,000	$90,000	$—	$90,000	$90,000	$90,000
Long-Term Incentive(7):
Acceleration of Unvested Stock Options	$—	$—	$—	$—	$—	$—	$—	$—	$—
Acceleration of Unvested Restricted Stock	$—	$—	$—	$1,099,457	$—	$—	$1,186,393	$1,119,157	$1,119,157
Benefits and Perquisites(8):
Employer Contributions to Executive Deferred Compensation Plan	$—	$—	$—	$—	$—	$—	$—	$—	$—
COBRA Continuation	N/A	N/A	N/A	$17,551	$17,551	N/A	$17,551	$—	$—

Total	$—	$90,000	$—	$1,443,258	$343,801	$—	$1,628,944	$1,209,157	$1,209,157

(1)	Retirement. “Retirement” is defined for purposes of Mr. Huseman’s employment agreement as his voluntary termination of his employment after attaining age 60 and accruing five years of service with us, and for purposes of each other executive’s employment agreement, as such executive’s voluntary termination of his employment after attaining age 65 and accruing ten years of service with us. For purposes of the acceleration of unvested stock options, “Retirement” means the voluntary termination of his employment by an executive officer after he has attained the age of 65.

(2)	Cause. Under each executive officer’s employment agreement, the definition of “Cause” includes, among other things, conviction of the executive officer of a crime involving moral turpitude or a felony, commission by the executive officer of fraud upon, or misappropriation of funds of, the Company, knowing engagement by the executive officer in any activity in direct competition with the Company, and a material breach by the executive officer of such employment agreement. For purposes of the acceleration of unvested stock options, “Cause” has the same meaning as it has for purposes of the 2003 Incentive Plan. For purposes of the acceleration of unvested restricted stock, “Cause” has the same meaning as it has for purposes of the executive officer’s employment agreement.

(3)	Good Reason. Under each executive officer’s employment agreement, the definition of “Good Reason” includes, among other things, a reduction in the executive officer’s base salary or bonus opportunity, a relocation of more than fifty miles of the executive officer’s principal office, a substantial and adverse change in the executive officer’s duties, control, authority, status or position, the failure of the Company to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option plan, deferred compensation plan or executive incentive compensation plan under which the executive officer was receiving material benefits, or the Company’s material reduction of the executive officer’s benefits under any such plan, and any material breach by the Company of any other material provision of such employment agreement. Prior to terminating his employment for Good Reason, the executive officer must comply with the notice provisions of his employment agreement. For purposes of the acceleration of unvested stock options, “Good Reason” has the same meaning as it has for purposes of the 2003 Incentive Plan, except that any reduction in the executive officer’s salary, bonus opportunity or benefit must follow a change in control. For purposes of the acceleration of unvested restricted stock, “Good Reason” has the same meaning as it has for purposes of the executive officer’s employment agreement.

(4)	Change in Control. Under each executive officer’s employment agreement, the definition of “Change in Control” (or “CIC”) includes, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to the merger beneficially own more than 50% of the common stock of the corporation resulting from such merger, and (iii) the sale or other disposition of all or substantially all of the assets of the Company. For purposes of the acceleration of unvested stock options, “Change in Control” has the same meaning as it has for purposes of the 2003 Incentive Plan. For purposes of the acceleration of unvested restricted stock, “Change in Control” has the same meaning as it has for purposes of the executive officer’s employment agreement. For purposes of the executive deferred compensation plan, “Change in Control” means, subject to certain exceptions, (i) the acquisition by any person other than DLJ Merchant Banking and its affiliates of 40% or more of the combined voting power of the Company’s securities, (ii) the directors serving on the Company’s Board of Directors at the time the plan was adopted ceasing to constitute a majority of the Company’s Board of Directors, or (iii) the liquidation or dissolution of, or the sale of substantially all of the assets of, the Company.

(5)	Severance.

Termination except for Cause or termination of his own employment for Good Reason or Retirement

Each executive officer would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. For Mr. Huseman, the multiple is three, for Messrs. Krenek, Patterson and Newman, the multiple is 1.50, and for Mr. Tyner, the multiple is 0.75. During 2011, the annual incentive target bonus for our named executive officers utilized was 60% for Mr. Huseman, 50% for Messrs. Krenek, Patterson and Newman, and 40% for Mr. Tyner, in each case of their annual salary as of the end of the fiscal year. With the exception of Mr. Patterson’s cash bonus, we paid annual cash incentive bonuses to our named executive officers of between approximately 56% and 67% of their annual salaries as of the end of the fiscal year. As previously noted, Mr. Patterson received an annual cash incentive bonus of 100% of his annual salary as of the end of the fiscal year.

Termination except for Cause, or termination of his own employment for Good Reason or Retirement, within the six months preceding or the twelve months following a Change in Control

Each executive officer would be entitled to a lump sum severance payment equal to a multiple of the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. For Mr. Huseman, the multiple is three, for Messrs. Krenek, Patterson and Newman, the multiple is two, and for Mr. Tyner, the multiple is one.

(6)	Bonus. In addition to severance payments, the named executive officers are entitled to a pro rata portion of their estimated bonus upon certain events of termination. The above tables reflect the annual incentive target bonus for the named executive officers for 2011.

(7)	Long-Term Incentive.

Stock Options

In the event of a termination of the executive by the Company for Cause or voluntary termination by the executive (other than for Retirement), all vested and unvested stock options expire on the termination date. In the event of Retirement, all unvested stock options expire on the termination date and all vested options expire six months after the termination date. In the event of death or disability, all unvested stock options expire on the termination date and all vested options expire one year after the termination date. In the event of any other involuntary or voluntary termination, all unvested stock options expire on the termination date and all vested options expire 90 days after the termination date. If the executive’s employment is terminated by the Company other than for Cause or terminated by the executive for Good Reason, in either case within two years after a Change in Control, all unvested stock options will immediately vest pursuant to the terms of the grant agreement and the 2003 Incentive Plan.

Restricted Stock

All unvested shares of restricted stock will be forfeited by the executive officer if the executive officer’s employment is terminated by the Company for Cause or by the executive officer other than for Good Reason or as a result of a Change in Control. If the executive officer’s employment is terminated by the Company other than for Cause or terminated by the executive officer for Good Reason, in either case within two years after a Change in Control, all unvested shares of restricted stock will immediately vest pursuant to the terms of the grant agreement.

(8)	Other Benefits and Perquisites.

Employer Contributions to Executive Deferred Compensation Plan

Each executive officer will become fully vested in all unvested matching and discretionary contributions made by the Company into his plan account upon (i) obtaining the age of 65, (ii) his death or disability or (iii) a termination for any reason whatsoever within 24 months following a Change in Control. Otherwise, each executive officer will forfeit any unvested portion of his plan account upon a termination for any reason. Additionally, certain key employees, including the named executive officers, may not receive distributions before a date six months after the date they separate service from the Company for any reason other than death or disability.

COBRA Continuation

In addition to the above cash benefits paid pursuant to each executive officer’s employment agreement, the Company will continue to provide the executive officer and his dependents with health benefits for up to 18 months.

280G Tax Gross-up

The employment agreements for Messrs. Huseman, Krenek, Patterson, and Newman provide for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to any payments as excess “parachute” payments. The employment agreement for Mr. Tyner does not contain this provision.

Any benefits payable as described above are payable in a cash lump sum not later than 60 calendar days following the termination date. The employment agreements of the named executive officers also contain certain non-competition and non-solicitation provisions. For additional information regarding these employment agreements, see “Executive Compensation Matters — Employment Agreements.”

Director Compensation

The following table sets forth information concerning the 2011 compensation of each of our directors other than Kenneth V. Huseman, who is a named executive officer and receives no compensation for serving as a director:

Director Compensation — 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c) (1)	(d)	(e)	(f)	(g)	(h)
Steven A. Webster	$81,000	$136,430	$—	$—	$—	$—	$217,430
Sylvester P. Johnson, IV	$65,000	$97,450	$—	$—	$—	$—	$162,450
William E. Chiles	$85,000	$97,450	$—	$—	$—	$—	$182,450
Robert F. Fulton	$55,000	$97,450	$—	$—	$—	$—	$152,450
James S. D’Agostino, Jr.	$81,000	$97,450	$—	$—	$—	$—	$178,450
Thomas P. Moore, Jr.	$90,000	$97,450	$—	$—	$—	$—	$187,450
Antonio O. Garza, Jr.	$59,000	$97,450	$—	$—	$—	$—	$156,450

(1)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable directors. The fair value of restricted stock awards was calculated based upon the closing market price of the Company’s common stock on the grant date. The actual value that a director will realize upon vesting of restricted stock awards will depend on the market price of the Company’s stock on the vesting date, so there is no assurance that the value realized by a director will be at or near the value of the market price of the Company’s stock on the grant date.

For additional information regarding fees earned for services as a director in 2011, including annual retainer fees, committee and chairmanship fees, and meeting fees, see “Board of Directors and Committees of the Board — Board of Directors — Compensation” and “Compensation Discussion and Analysis — Board Process — Compensation of Directors.”

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions with Related Persons.    During 2011, there were no transactions with related persons that were required to be disclosed in this proxy statement, other than as set forth below.

During 2006, we entered into a lease agreement with Darle Vuelta Cattle Co., LLC, an affiliate of Mr. Huseman, our chief executive officer, for approximately $69,000 per year. The initial term of the lease was five years, and the lease has been and will continue on a year-to-year basis unless terminated by either party. In December 2010, we entered into a lease agreement with Darle Vuelta Cattle Co., LLC for the right to operate a salt water disposal well, brine well and fresh water well. The term of the lease is two years and will continue until the salt water disposal well and brine well are plugged and no fresh water is being sold. The lease payments are the greater of (i) the sum of $0.10 per barrel of disposed oil and gas waste and $0.05 per barrel of brine or fresh water sold or (ii) $5,000 per month. In October 2011, we purchased approximately 17 acres of land for approximately $209,000 from Darle Vuelta Cattle Co., LLC. In April 2012, we purchased an additional 22 acres of land for $215,000 from Darle Vuelta Cattle Co., LLC. Each of these transactions with Darle Vuelta Cattle Co., LLC was reviewed and discussed by the Audit Committee and was authorized and approved by the Audit Committee pursuant to our “Policy and Procedures with Respect to Related Person Transactions.”

Review, Approval or Ratification of Transactions with Related Persons.    Pursuant to the charter of the Audit Committee, the Audit Committee is responsible for establishing procedures for the approval of all related party transactions between the Company and any officer or director that would potentially require disclosure. The Board of Directors has adopted a written policy regarding related party transactions that is to be administered by the Audit Committee. The policy applies generally to transactions, arrangements or relationships in which the Company was, is or will be a participant, in which the amount involved exceeds $60,000 and in which any related person had, has or will have a direct or indirect material interest. Related persons include, among others, directors and officers of the Company, beneficial owners of 5% or more of the Company’s voting securities, immediate family members of the foregoing persons, and any entity in which the foregoing persons are employed, are a principal or in which such person has more than a 10% beneficial ownership interest. The Company’s Chief Financial Officer is responsible for submitting related person transactions to the Audit Committee for approval by the committee at regularly scheduled meetings, or, if such approval is not practicable, to the Chairman of the Audit Committee for approval between such meetings. When considering related person transactions, the Audit Committee, or where submitted to the Chairman, the Chairman, will consider all of the relevant facts available, including, but not limited to: the benefits of the transaction to the Company; the impact on a director’s independence in the event the related person is a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions available to unrelated third parties or to employees of the Company generally. The Company is not aware of any transaction that was required to be reported in its filings with the SEC where such policies and procedures either did not require review or were not followed.

Compensation Committee Interlocks and Insider Participation

Messrs. Chiles (Chairman), D’Agostino and Garza serve as the members of our Compensation Committee. The Board of Directors has determined that Messrs. Chiles, D’Agostino and Garza are independent directors (as defined by NYSE listing standards). None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Leadership Structure of the Company’s Board of Directors

Mr. Webster is the Chairman of the Board. The Chairman is not the principal executive officer of the Company. The Board believes that the separation of the Chairman and the Chief Executive Officer functions in this structure is appropriate for oversight purposes on behalf of its investors and given that the Company’s common stock is publicly traded.

Board Role in Risk Oversight of the Company

The Board has delegated certain responsibilities to the Audit Committee under the Company’s Audit Committee Charter. These responsibilities include, among others: (i) meeting periodically with management and/or the Company’s Chief Financial Officer and Controller to review and discuss (A) the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures, including guidelines and policies with respect to risk management and risk assessment and (B) the effects of regulatory and accounting changes; (ii) reviewing and discussing with the Company’s independent auditor reports that the independent auditors are required to provide to the Audit Committee relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing periodically with members of management, the Company’s internal auditors and the Company’s independent auditor the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting, any changes in internal controls, and any significant deficiencies or material weaknesses in the design or operation of internal controls; and (iv) establishing and maintaining whistleblower procedures for complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. In connection with these risk oversight matters, the Audit Committee also regularly reviews with management safety and litigation matters.

The Board receives regular reports from the Chairman of the Audit Committee regarding its activities and actions, as well as any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the auditors, and the performance of the internal audit function.

The Board does not have any separate risk committees. However, the Compensation Committee, in connection with setting 2011 and 2012 compensation, has considered whether its compensation policies and practices are reasonably likely to cause a material adverse effect on the Company. Risk oversight with respect to other Company matters, to the extent applicable, remains with the Board or the Company’s management.

AUDIT RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met nine times during the year ended December 31, 2011.

The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.

The Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2011, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Thomas P. Moore, Jr., Chairman

William E. Chiles

James S. D’Agostino, Jr.

Independent Auditor and Fees

KPMG LLP, a registered public accounting firm, audited the Company’s consolidated financial statements for fiscal 2011 and has advised the Company that it will have a representative available at the 2012 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he or she so desires.

KPMG LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2011 and 2010 annual financial statements, reviews of quarterly financial statements, and review of the Company’s documents filed with the Securities and Exchange Commission, (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements, and (iii) services related to tax compliance.

	Audit Fees	Audit-Related Fees	Tax Fees(1)	All Other Fees(2)
Fiscal 2011	$1,350,111	$—	$—	$385,492
Fiscal 2010	$1,005,299	$—	$—	$—

(1)	“Tax Fees” are paid for professional services relating to tax compliance, planning and advice.
(2)	“All Other Fees” are fees paid for reviews performed in connection with the Company’s debt offerings in 2011.

Audit Committee Pre-Approved Policies and Procedures

The Audit Committee of the Board of Directors has adopted policies regarding the pre-approval of auditor services. The Audit Committee historically approves at its May meeting all services provided by the independent public accountants. All additional services must be pre-approved on a case-by-case basis. The Audit Committee reviews the actual and budgeted fees for the independent public accountants at its first and fourth meetings. All of the services provided by KPMG LLP during fiscal 2011 were approved by the Audit Committee.

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as reported in this proxy statement. At our 2011 Annual Meeting of Stockholders, our Board recommended, and a majority of our stockholders approved, the voting on this advisory vote each year. As described above in “Compensation Discussion and Analysis,” the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, reward and retain the highest quality executive officers;

•	recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality;

•	provide motivation toward, and reward the accomplishment of, corporate annual objectives;

•	align executive officers’ compensation to stockholder interests; and

•	align executive officers’ incentives with both the short-term and long-term goals of the Company.

We urge stockholders to read “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as “Executive Compensation Matters” and related compensation tables and narrative beginning on page 29, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has and will contribute to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Basic Energy Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis and Executive Compensation Matters sections and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

A majority of the votes cast is required to approve this proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected KPMG LLP as the Company’s independent auditor for fiscal year 2012, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of KPMG as the Company’s independent auditor for the current fiscal year. The Board of Directors unanimously recommends that you vote FOR this proposal.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The Company is soliciting proxies for the 2012 Annual Meeting and will bear the cost of solicitation. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and the Company will reimburse these parties for any out-of-pocket expenses.

PROPOSALS OF STOCKHOLDERS FOR 2013 ANNUAL MEETING

The Company expects that its 2013 annual meeting of stockholders will be held in May 2013 consistent with prior annual meetings. Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2013 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than January 23, 2013 nor later than February 22, 2013, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Company’s 2012 Annual Meeting.

Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2013 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than January 23, 2013 nor later than February 22, 2013. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2011, reports on Form 5 and amendments thereto furnished to the Company with respect to fiscal 2011, and written representations from officers and directors that no Form 5 was required to be filed, except as set forth below, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of more than 10% of the common stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during fiscal 2011. Messrs. Huseman, Krenek, Patterson, Newman, Tyner, Rogers and McCoy filed their respective Forms 4 on March 4, 2011 with respect to reportable transactions that occurred on February 18, 2011. Mr. Fulton filed a Form 4 on May 12, 2011 with respect to a reportable transaction that occurred on May 4, 2011. Mr. Tyner filed a Form 4 on May 26, 2011 with respect to a reportable transaction that occurred on May 20, 2011.

ADDITIONAL INFORMATION

We are required to provide an Annual Report to stockholders of the Company for the year ended December 31, 2011, including audited financial statements, to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the year ended December 31, 2011 (without exhibits), are available free of charge to stockholders who forward a written request to: Secretary, Basic Energy Services, Inc., 500 W. Illinois, Suite 100, Midland, Texas 79701. You may also review the Company’s filings with the Securities and Exchange Commission by visiting our website at www.basicenergyservices.com.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

The Corporate Governance Guidelines, the Code of Ethics and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are also available on the Company’s website at www.basicenergyservices.com, and copies of these documents are available to stockholders, without charge, upon request.

BASIC ENERGY SERVICES, INC.

ATTN: MIKE DYE

P O BOX 10460

MIDLAND, TX 79702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46451-P22277	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BASIC ENERGY SERVICES, INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Sylvester P. Johnson, IV
02) Steven A. Webster

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as the Company’s independent auditor for fiscal year 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted as to all shares of the undersigned FOR the election of each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M46452-P22277

BASIC ENERGY SERVICES, INC.

Annual Meeting of Stockholders

May 23, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The 2012 Annual Meeting of the Stockholders of Basic Energy Services, Inc. (the “Company”) will be held on Wednesday, May 23, 2012 at 10:00 a.m. local time, at the Petroleum Club of Midland, located at 501 W. Wall, Midland, Texas 79701. The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Kenneth V. Huseman and Alan Krenek, or either of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2012 Annual Meeting scheduled to be held on May 23, 2012, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of Common Stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side